UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Monogram Residential Trust, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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July 4, 2017

Dear Monogram Employees,

Today, we announced that Monogram Residential Trust, Inc. has entered into an agreement to be acquired by an affiliate of Greystar Real Estate Partners, a leading, fully integrated multifamily real estate company. Through this transaction, Monogram will transition from being a publicly traded REIT to a privately held company and a part of the Greystar organization. We believe this transaction provides our stockholders with immediate and compelling value for their investment, and reflects the hard work and dedication of all the employees at Monogram.

As you might expect, there are many steps that need to be taken and decisions to be finalized before this transaction closes. Subject to customary closing conditions, we expect to complete the transaction during the second half of 2017. Until the transaction closes, we will continue to be a publicly traded company, and it remains business as usual for all of us at Monogram. We ask that throughout this process you remain focused on your day-to-day responsibilities and continue to provide the quality customer service and performance we are known for.

For those of you not familiar with Greystar, it is a leading, fully integrated multifamily real estate company offering expertise in investment management, development and property management of rental housing properties globally. Headquartered in Charleston, South Carolina and with offices throughout the United States, Europe, Latin America and Asia-Pacific, Greystar is the largest operator of apartments in the United States, managing over 415,000 units in over 140 markets globally, with an aggregate estimated value of approximately US$80 billion. Greystar also has a robust institutional investment management platform dedicated to managing capital on behalf of a global network of institutional investors with nearly US$17 billion in gross assets under management including more than US$8 billion of developments that have been completed or are underway.

Greystar has great respect for our company, recognizes the value of our employees and shares our belief that long term rental housing demand will continue to strengthen and grow, reinforcing our shared commitment to the sector.

I realize that many of you likely have questions about what this announcement means for you. Please keep in mind that we are at the early stages of this process, and there is a lot of work ahead of us. Moving forward, we will do our best to keep you informed as new details and decisions are finalized. In the meantime, we have attached a set of frequently asked questions that will address some of your immediate concerns.

It is likely that today’s news may generate increased interest from members of the media and other third parties. As always, it is important for us to communicate a consistent message. If you receive any external inquiries, please refer them to PublicRelations@monogramres.com or contact Dustin Lovingood at (469-250-5500).

Our success has been made possible by your efforts, and this transaction and the value it will deliver to stockholders is a testament to your hard work.

On behalf of the Board and management team, thank you for your dedication that has been — and will continue to be — the key to our success.

Sincerely,

/s/ Mark T. Alfieri
Mark T. Alfieri
Chief Executive Officer and President Monogram Residential Trust, Inc.

EMPLOYEE FREQUENTLY ASKED QUESTIONS

1.                   What was announced today?

•                       Monogram announced that it has entered into an agreement to be acquired by an affiliate of Greystar Real Estate Partners, a leading, fully integrated multifamily real estate company.

•                       We believe this transaction provides our stockholders with immediate and compelling value for their investment

•                       Monogram will transition from being a publicly traded REIT to a privately held company and a part of the Greystar organization.

2.                   When do you expect the transaction to close?

•                       We expect the transaction to be completed during the second half of 2017, subject to approval by Monogram stockholders as well as certain customary closing conditions.

•                       We ask that throughout this process you remain focused on your day-to-day responsibilities and continue to provide the quality customer service and performance Monogram is known for.

3.                   Who is Greystar? What is Greystar’s strategy?

•                       Founded by Bob Faith in 1993, Greystar has grown to become a leading, fully integrated multifamily real estate company offering expertise in investment management, development and property management of rental housing properties globally.

•                       Greystar is headquartered in Charleston, South Carolina with offices throughout the United States, Europe, Latin America and Asia-Pacific.

•                       Greystar is the largest operator of apartments in the United States, managing over 415,000 units in over 140 markets globally, with an aggregate estimated value of approximately US$80 billion.

•                       Greystar also has a robust institutional investment management platform dedicated to managing capital on behalf of a global network of institutional investors with nearly US$17 billion in gross assets under management including more than US$8 billion of developments that have been completed or are underway.

•                       Greystar is one of the few global real estate managers with a long established and successful history of investing in and managing a diverse range of multifamily assets across multiple geographies.

•                       For more information on Greystar, please visit the firm’s website at www.greystar.com.

4.                   Can you help me understand what going private means for me and the Company?

•                       Through this transaction, Monogram will transition from being a publicly traded REIT to a privately owned company, and a part of the Greystar organization.

•                       Upon the closing of the transaction, which we expect will occur during the second half of 2017, shares of Monogram will cease to trade on the New York Stock Exchange, and Monogram stockholders will receive $12.00 per share in cash.

5.                   Are there any planned organizational changes before or after the closing of this transaction?

•                       Before the closing of the transaction, we will continue to conduct business in the normal course consistent with past practice. In other words, it is business as usual. There will be no changes to any employee’s role before the transaction closes, other than in the normal course of business consistent with past practice. Details for the post-closing changes will be communicated as they are known, but at this stage the detailed transition plan has not been finalized.

•                       We understand this is an anxious time for employees. There are many details still being worked out, and we will share more information as it becomes available. Please understand there are limits to the communications we can make. However, our commitment to all of our employees is to communicate as promptly and directly as possible as details and decisions are finalized.

6.                   How does this affect my restricted stock awards, RSU awards and performance RSU awards?

•                       Upon the close of the transaction, Monogram stockholders will receive $12.00 in cash for each share of Monogram they own.

•                       Details on the treatment of restricted stock awards, RSU awards and performance RSU awards will be communicated ahead of the closing date.

7.                   What should I say if contacted by people outside of Monogram?

•                       It is likely that today’s news may generate increased interest from members of the media and other third parties. Except for certain company executives, no one is authorized to speak publicly or communicate externally about the transaction or this communication on the company’s behalf as there are strict regulations and requirements around disclosing information.

•                       It is important for Monogram to communicate a consistent message. If contacted by anyone outside of the organization, your response should be:

“Thank you for your inquiry. Unfortunately, I am not a spokesperson for the company regarding this matter. If you provide me with your contact information I will have the appropriate person follow up with you.”

•                       If you receive any external inquiries, please gather their contact information and forward the information to:

For Media and Other Inquiries: pr@monogramres.com or contact Dustin Lovingood at 469-250-5500.

For Investor Inquiries: ir@monogramres.com

•                       PLEASE DO NOT DISCUSS THE TRANSACTION WITH ANYONE OUTSIDE OF OUR ORGANIZATION.

8.                   If I have further questions about the announcement, who should I ask?

•                       If you have additional questions or concerns please contact Cristy Chapman, VP of Human Resources or Peggy Daly, Executive Vice President.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of federal securities laws that are based on Monogram’s current expectations, estimates, forecasts and projections and are not guarantees of future performance. These statements may be impacted by a number of known and unknown risks and uncertainties, including, without limitation, risks associated with Monogram’s business strategy; Monogram’s ability to obtain future financing arrangements; estimates relating to Monogram’s future distributions; Monogram’s understanding of its competition; market trends; and projected capital expenditures. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. Factors that could cause such differences include, but are not limited to, (i) the risk that the proposed merger may not be completed in a timely manner, or at all, which may adversely affect Monogram’s business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed merger, including the adoption of the merger agreement by Monogram’s stockholders, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed merger on Monogram’s business, operating results, and relationships with joint venture partners, lenders, tenants, competitors and others, (v) risks that the proposed merger may disrupt Monogram’s current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed merger, (vii) risks related to the diverting of management’s attention from Monogram’s ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against Monogram related to the merger agreement or the proposed merger. In addition, a number of other important factors could cause actual results to differ materially from the forward-looking statements contained in this communication, including important risk factors described in the Risk Factors section of Monogram’s Annual Report on Form 10-K for the year ended December 31, 2016 and in Monogram’s subsequent filings with the Securities and Exchange Commission. Forward-looking statements in this communication speak only as of the date on which such statements were made, and Monogram undertakes no obligation to update any such statements to conform to actual results or changes in its expectations.

Additional Information about the Proposed Transaction and Where to Find It

In connection with the proposed transaction, Monogram Residential Trust, Inc. (“Monogram”) will file a proxy statement with the SEC. Additionally, Monogram will file other relevant materials in connection with the proposed acquisition of Monogram by an affiliate of Greystar Real Estate Partners. The materials to be filed by Monogram with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Monogram on Monogram’s website at www.monogramres.com or by contacting Monogram investor relations at ir@monogramres.com. INVESTORS AND SECURITY HOLDERS OF MONOGRAM ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS

WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Monogram and its directors, executive officers and other persons, may be deemed to be participants in the solicitation of proxies of Monogram stockholders in connection with the proposed transaction. Information concerning the interests of Monogram’s participants in the solicitation, which may, in some cases, be different than those of Monogram’s stockholders generally, is set forth in the materials filed by Monogram with the SEC, including in Monogram’s definitive proxy statement filed with the SEC on May 1, 2017, and will be set forth in the proxy statement relating to the proposed transaction when it becomes available.